Canada Southern Petroleum Ltd.

News Release

ANNOUNCES FILING & MAILING OF PROXY MATERIALS

CALGARY, Alberta, May 10, 2005 -- Canada Southern Petroleum Ltd. (NASDAQ/Pacific: CSPLF; TSX/Boston: CSW) today reported that it is mailing the documents for its Annual General and Special Meeting of the Shareholders (the “AGM”) to be held on June 9, 2005, in the Plaza Room at The Metropolitan Center, 333 - 4th Avenue SW, Calgary, Canada, at 11:00 am MDT.

This announcement is not a proxy statement, nor is it a solicitation of any proxies from the Company’s shareholders.  The Company’s proxy materials have been filed today with the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) and the U.S. Securities and Exchange Commission (“SEC”).  This document may be obtained at SEDAR’s website of www.sedar.com and the SEC’s website address of www.sec.gov.  A link to the Company’s regulatory filings can also be found on the Company website address of www.cansopet.com.  The Company strongly advises all shareholders to read its proxy materials.  These materials contain important information that all shareholders should consider carefully before making any decisions about the proposals that the Company will be asking shareholders to consider at the 2005 AGM.

Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company’s limited voting shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange Inc. under the symbol “CSPLF,” and on the Toronto Stock Exchange and the Boston Stock Exchange under the symbol “CSW.”  The Company has 14,417,770 shares outstanding.

This document contains certain forward-looking statements relating, but not limited, to operations, financial performance, business prospects and strategies of the Company.  Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend" or similar words suggesting future outcomes or statements regarding an outlook on, without limitation, commodity prices, estimates of future production, the estimated amounts and timing of capital expenditures, anticipated future debt levels and royalty rates, or other expectations, beliefs, plans, objectives, assumptions or statements about future events or performance.

Shareholders are cautioned not to place undue reliance on forward-looking information.  By its nature, forward-looking information of the Company involves numerous assumptions, inherent risks and uncertainties both general and specific that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.  These factors include, but are not limited to: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which the Company has interests, particularly the Kotaneelee field; shifts in market demands; risks inherent in the Company's marketing operations; industry overcapacity; the strength of the Canadian economy in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets.  See also the information set forth under the heading "Information Concerning the Oil and Natural Gas Industry" in our 2004 Annual Information Form.  Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions that the reserves described can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive.  We undertake no obligation to update publicly or revise the forward-looking information provided in this document, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

For further information contact: John W. A. McDonald, President and Chief Executive Officer, at (403) 269-7741.